                                                                    EXHIBIT 10.4

                  --------------------------------------------



                          TRANSITION SERVICES AGREEMENT


                                 by and between


                           PHILLIPS PETROLEUM COMPANY

                                       and

                         DUKE ENERGY FIELD SERVICES, LLC


                           Dated as of March 17, 2000


                  --------------------------------------------

                          TRANSITION SERVICES AGREEMENT


        THIS AGREEMENT is executed this 17th day of March, 2000, but shall have an effective date ("Effective Date") as of the Closing Date of the Contribution Agreement, as defined below, by and between Duke Energy Field Services, LLC, a Delaware limited liability company ("Company"), and PHILLIPS PETROLEUM COMPANY, a Delaware corporation ("Phillips") (each, a "Party" and collectively, the "Parties".)

                                   WITNESSETH:

        WHEREAS, Phillips, the Company and Duke Energy Corporation, a North Carolina corporation, have entered into that certain Contribution Agreement, dated as of December 16, 1999 ("Contribution Agreement"), pursuant to which Duke and Phillips have agreed to cause certain of their midstream natural gas gathering, processing and marketing operations in the United States and Canada to be transferred to the Company;

        WHEREAS, Phillips has, or can make available to Company, the personnel, technology, and other resources necessary to provide services to Company during the term of this Agreement while Company procures or otherwise obtains and makes available the personnel, technology and resources necessary to conduct operations of its facilities and assets; and

        WHEREAS, Company desires that Phillips furnish to Company and its subsidiaries the services described in Exhibit B to this Agreement ("Transition Services"), and Phillips desires to provide such Transition Services pursuant to the terms hereof.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                SCOPE OF SERVICES

        1.1 Transition Services. Phillips agrees to provide to Company and its subsidiaries the Transition Services described in Exhibit B for the term described in Section 8.1. Phillips will provide, in its sole discretion, the personnel, equipment, tools, technology, and other resources necessary to perform the Transition Services hereunder with the same degree of care, skill and prudence customarily exercised by it for its own operations, consistent with industry practices, in compliance with statutory and regulatory requirements, and in the same manner as such services have been provided, or were available, to Phillips Gas Company and its subsidiaries prior to the Effective Date. The services to be provided under this Agreement shall not be increased or enlarged to cover any operating assets, offices, and assets of the Company other than those previously used by Phillips Gas Company and its subsidiaries, unless Company and Phillips shall have agreed in writing on the scope of such increased or enlarged services and the amount and method of compensation to be applied to such increased or enlarged services.

        1.2 Budget Approvals; Emergency Action. Phillips' performance hereunder shall generally observe the budgetary limitations and standards agreed to by Phillips and Company in Exhibit B; provided, however, Phillips may take such actions and make such expenditures as may be reasonably necessary, under laws, regulations or good industry practices, in order to cure an emergency. Phillips shall advise Company of such emergencies as soon as practicable and advise it of the circumstances of such emergencies, the actions taken or proposed, and the expenditures made, incurred, committed or proposed.

        1.3 Reasonable Availability of Personnel. Except for those Designated Persons (defined in Exhibit B hereto), Company acknowledges that Phillips' employees are involved in the conduct of business for Phillips and may not be required to dedicate the entirety of their business days to the performance of the Transition Services; provided, however, that Phillips agrees to use all reasonable efforts to have its employees made available at the reasonable request of Company throughout the term of this Agreement, and the Parties agree to make all reasonable efforts to cooperate mutually with each other so as to achieve the intents and purposes of this Agreement.

        1.4 Scope of Phillips' Authority. Without the prior written consent of Company, Phillips, in performing the Transition Services, shall not borrow or lend money; create any lien or encumbrance; participate in any futures or hedging activities in the name of Company or its subsidiaries; execute, terminate, or amend any contract in the name of or on behalf of Company or its subsidiaries; purchase or sell any asset of Company or its subsidiaries; execute any indemnification for the benefit of any party; or take any other action not in the ordinary course of business of Phillips or Company.

        1.5 Telecommunications, Radio and Wireless Communications. Where necessary to allow continuous use of certain telecommunications, radio and wireless services or facilities that were previously shared by Phillips and certain facilities or operations of Company or its affiliates (hereinafter "Shared Communication Facilities"), Phillips and Company shall enter into such agreements, having terms and conditions and having the same cost sharing basis as the arrangements that were previously used by Phillips and Company or its affiliates with regard to the Shared Communications Facilities.

        1.6 Use of Subcontractors. If Phillips is unable to perform the Transition Services in accordance with Section 1.1, then Phillips shall hire the personnel required to perform such Transition Services. Phillips is authorized to provide any part of the Transition Services under this Agreement either from its own resources and employees, or, upon written consent of Company, by a subcontractor or subcontractors. Other contractors and subcontractors shall be made subject to no less stringent performance requirements than Phillips is required to comply with under this Agreement, including confidentiality and compliance with statutory and regulatory requirements.

        1.7 Relationship of Parties. Phillips shall control the manner and method of carrying out the Transition Services. The Parties shall act as independent contractors, and nothing herein shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, broker or finder or joint venturers as between Phillips and Company.

        1.8 Non-Exclusivity. Company reserves the right to enter into other contracts with third parties in connection with services of the type described in this Agreement.

                                   ARTICLE II
                             CHARGES AND SETTLEMENT

        2.1 Rates for Transition Services. Phillips shall charge Company for the Transition Services provided under this Agreement in accordance with Phillips' fully-burdened actual costs as provided for in Exhibit B. Such rates shall not include any provision of Transition Services away from Phillips' employees' home offices; consequently, all reasonable travel and related costs incurred in the performance of the Transition Services away from Phillips' employees home offices shall be reimbursed according to Section 2.2 below.

        2.2 Cost Reimbursement Basis for Phillips' Transition Services. All actual and reasonably incurred out-of-pocket costs and expenses incurred by Phillips under this Agreement in the performance of Transition Services away from Phillips' employees' home offices, and any expenses that are not included in the rates agreed-upon as set forth above, shall be reimbursed by Company monthly in accordance with the procedures set forth below in Sections 2.3 and 2.4.

        2.3 Additional Equipment, Technology or Third Party Services. If additional equipment, software, technology or third party services are required in order for Phillips to perform the Transition Services, and written approval is given by Company, Company shall pay the cost of such additional equipment, software, technology or third party services. To the greatest extent feasible, charges for equipment, software, technology and third party services will be billed directly to Company. In the case of any emergency, prior written approval of such expenses shall not be required; provided however, that Phillips shall obtain Company's consent to such emergency services as soon as reasonably practicable.

        2.4 Invoicing and Payment. Within thirty (30) calendar days after the end of each calendar month, Phillips shall submit to Company an invoice covering the Transition Services performed and expenses incurred during the previous calendar month, which invoice shall describe in reasonable detail the Transition Services performed, charges therefor, out-of-pocket costs and expenses incurred and any other charges or fees provided for hereunder. Company shall make payment within twenty-five (25) days after receipt of the invoice. Payments shall be made by electronic fund transfer or equivalent transfer or other means satisfactory to Phillips in immediately available funds to Phillips' account at such bank or depository as is designated by Phillips in writing on such invoices.

        2.5 Late Payments. In the event any payment hereunder is not made when due, the payment shall accrue interest (beginning on the date the payment is due) calculated at the prime rate as published in the Wall Street Journal, between the date said payment is due and the date the payment is made. Such payment, when made, shall be accompanied by all interest so accrued.

        2.6 Bases for Rates. The rates for Transition Services shall be calculated to equal the amounts necessary to reimburse Phillips for its fully-burdened actual costs of providing the Transition Services relating thereto. Phillips agrees to provide Company with documentation and other information with respect to each invoice as may be reasonably requested by Company to verify that Phillips' charges to Company are accurate, correct and valid in accordance with the provisions of this Agreement. If at the close of any calendar quarter during the term of this Agreement either Party believes that the amount which is being charged for a particular category of Transition Services does not equal the fully-burdened costs therefor, the objecting Party may notify the other Party that it desires to renegotiate the rates being charged for the Transition Services. The Parties shall promptly thereafter make reasonable efforts to renegotiate the particular disputed rates prior to the beginning of the calendar quarter for which the renegotiated rates are to apply. Such renegotiation shall not, however, relieve the objecting Party of the obligation for the timely payment or crediting of all invoiced charges pending renegotiation, or its obligation to perform Transition Services hereunder, as the case may be.

        2.7 Fees for Additional Transition Services. From time to time the Company may desire additional services from Phillips not specifically related to the Transition Services addressed herein. No fees shall be billable for these additional services unless such services are requested and agreed to in writing in an addendum to this Agreement prior to performance; thereafter in this Agreement, all references to "Transition Services" shall also include any such additional new services. Additional new services will then be provided on either a fixed-fee or hourly rate, as agreed to at the time, in order to reimburse Phillips for its fully burdened actual costs of providing such additional new services.

        2.8 Taxes. Company shall pay all taxes, fees or similar levies imposed on the Transition Services provided hereunder (other than taxes imposed on Phillips' net income, including alternative minimum taxable income, gain, excess profits or franchise taxes imposed on the capital or net income of Phillips, and other than employment taxes imposed with respect to Phillips' employees, except to the extent such taxes are included in Phillips' fully-burdened actual costs as provided in Section 2.6) and, in the event that Phillips is required by law to pay any of said taxes, fees or other similar levies, Company shall reimburse Phillips for such payments.

        2.9 Exemption Certificate. Company shall provide Phillips with an exemption certificate(s), if requested by Phillips, in a form acceptable to the appropriate taxing authority for Transition Services provided under this Agreement, and Company shall be responsible for the payment of any taxes, fees or similar levies imposed on Transition Services provided hereunder if it fails to do so, or if such taxes are otherwise assessed on such Transition Services.

                                   ARTICLE III
                                      AUDIT

        Company and its representatives shall have the right to audit the pertinent time records and expense and cost records of Phillips relating to charges and performance under this Agreement for a period of at least two (2) years from the date of the origination of such records as follows. Upon written request by Company and at Company's expense, Company may audit the above-referenced records of Phillips upon reasonable notice and during business hours during the term of this Agreement and for two (2) years thereafter for the purpose of confirming the accuracy of such records and the manner in which such records have been used in the administration of this Agreement; provided, however, that any such accountants undertaking the audit shall promptly report to both Parties the results of the audit and whether same shows compliance with the terms of this Agreement, or as the case may be, a report setting forth the facts detailing the failure to comply with the terms of this Agreement. Unless required by legal or administrative process, a Party, as well as its agents, representatives, employees, auditors, independent contractors, officers, and directors who obtain actual or constructive knowledge of any information obtained relative to any audit, shall treat as confidential and not disclose, divulge, reveal, or report, directly or indirectly, to any third party, any information obtained during any audit without the other Party's prior written consent. If any legal or administrative process requires disclosure of any information obtained during any audit, that Party shall provide prompt written notice of such process to the other Party, thereby permitting the other Party to seek a protective order or other appropriate remedy as it deems necessary in its sole discretion.

                                   ARTICLE IV
                        RELEASES OF LIABILITY; INDEMNITY

        4.1 Release of Claims for Consequential and Other Damages. Subject to
Section 4.2 below, Company hereby releases Phillips and its officers, directors, employees and agents from and covenants not to sue any of them for, (a) any and all claims, causes of action, damages, and liabilities of whatsoever nature (including, but not limited to, property damage, personal injury, death, liabilities arising out of an employment relationship, workmen's compensation claims, attorneys' fees, travel costs, interest expense and amounts paid in settlement) which Company may now or hereafter have (including, but not limited to, any consequential, incidental, indirect or special damages and losses of whatsoever nature) which arise out of or relate directly or indirectly to Phillips' obligations under this Agreement; and (b) expenses and losses (including, but not limited to, attorneys' fees, travel costs, and interest expense) relating to such matters.

        4.2 THE RELEASES AND COVENANTS NOT TO SUE STATED ABOVE SHALL NOT APPLY TO ANY CLAIMS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES AND LOSSES WHICH RESULT PROXIMATELY AND DIRECTLY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PHILLIPS WHICH WOULD OTHERWISE BE RELEASED OR INDEMNIFIED. THE RELEASES AND COVENANTS NOT TO SUE STATED ABOVE SHALL APPLY TO ALL BREACHES BY PHILLIPS, IF ANY, OF ALL LESSER STANDARDS OF CONDUCT OR CULPABILITY. IT IS A CONSIDERATION FOR PHILLIPS' PROVISION OF SERVICES HEREUNDER AND THE INTENT OF THE PARTIES THAT BY THIS RELEASE, COMPANY WILL RELEASE AND PROTECT PHILLIPS FROM THE CONSEQUENCES OF PHILLIPS' OWN NEGLIGENCE WHERE THAT NEGLIGENCE IS THE SOLE, CONCURRING OR CONTRIBUTING CAUSE OF THE INJURY, DEATH OR DAMAGE.

        4.3 PHILLIPS SHALL INDEMNIFY AND HOLD COMPANY AND ITS SUCCESSORS, ASSIGNS, AFFILIATES, AND ALL OF COMPANY'S OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS HARMLESS FROM ANY CLAIMS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES (INCLUDING REASONABLE ATTORNEY'S FEES) AND LOSSES WHICH RESULT PROXIMATELY AND DIRECTLY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PHILLIPS, WHICH ARE NOW OR HEREAFTER ASSERTED BY THIRD PARTIES AGAINST COMPANY ARISING DIRECTLY OR INDIRECTLY FROM SERVICES PROVIDED BY PHILLIPS UNDER THIS AGREEMENT.

        4.4 Survival of Releases and Indemnification. Nothing contained in this Agreement shall modify, alter or amend any obligation of Phillips or any affiliate of Phillips under the Contribution Agreement. Subject to applicable statutes of limitation, the Parties' obligations under Section 4.1 and 4.3 shall survive any termination of the Contribution Agreement, the Governance Agreement by and among Phillips, Duke and the Company, dated December 16, 1999, those agreements executed as the closing of the transaction contemplated by the Contribution Agreement, and this Agreement, and shall continue thereafter in full force and effect.

                                    ARTICLE V
                                 CONFIDENTIALITY

        5.1 Confidentiality Obligation. Both Phillips and Company (and each Party shall ensure that its employees, contractors, subcontractors, agents and affiliates who perform or receive Transition Services under this Agreement) shall treat as strictly confidential (and shall not disclose) all information received or obtained as a result of this Agreement that relates to the other Party or any aspect of its business or operations.

        5.2 Disclosure of Information. A Party may disclose information that would otherwise be confidential if and only to the extent: (a) required by applicable law, provided that the disclosing Party has notified the other in writing prior to disclosure and taken all practicable legal steps to prevent such disclosure; (b) required by any securities exchange or agency to which the Party is subject, wherever situated, whether or not the requirement has the force of law, provided that the disclosing Party has taken all practicable legal steps to prevent such disclosure and notified the other Party in writing prior to disclosure; (c) disclosed on a confidential basis to the professional advisers or auditors of the Party or to any actual or potential bankers or financiers of that Party; (d) that the information has come into the public domain through no fault of that Party or its employees, affiliates, officers, directors, representatives, agents, or assigns; (e) that the other Party has given prior written approval to such disclosure; (f) necessary to enforce, comply with or perform any of the terms of this Agreement or the other agreements listed in Section 4.4 or any other agreements contemplated hereby or thereby; or (g) received from a third party, unless, to the knowledge of the Party that would otherwise be subject to this Article V or its employees, affiliates, officers, directors, representatives, agents, or assigns, such third party is subject to an independent obligation to keep such information confidential.

                                   ARTICLE VI
                                     NOTICES

        All notices and other communications to be given to either Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed, if to a Party hereunder, to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

               (a)  If to Phillips:

                                    Phillips Petroleum Company
                                    1224 Adams Building
                                    Bartlesville, Oklahoma  74004
                                    Attention: Clyde W. Lea
                                    Fax No.: (918) 662-2301



               (b)    If to Company:

                                    Duke Energy Field Services, LLC
                                    370 17th Street, Suite 900
                                    Denver, Colorado 80202
                                    Attention:  Martha B. Wyrsch
                                    Fax No.:  (303) 605-8902



                                   ARTICLE VII
                                  GOVERNING LAW

        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELEWARE, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.



                                  ARTICLE VIII
                                TERM; TERMINATION

        8.1 Term; Termination. This Agreement shall commence on the Effective Date and shall remain in effect until (a) December 31, 2000, or (b) such earlier date on which Company shall deliver to Phillips a written release executed by Company for the benefit of Phillips, releasing Phillips from any further obligation to provide Transition Services pursuant to this Agreement. Upon written agreement by both Parties, and subject to renegotiation of applicable charges necessitated by any changes in internal or external costs of providing Transition Services, this Agreement may be continued after December 31, 2000 on a month to month basis.

        8.2 Specific Transition Services Rights. Company may terminate any specific Transition Service during the term of this Agreement by giving at least thirty (30) days prior written notice to Phillips, and if such Transition Service is terminated during a month, any rate agreed upon for the provision of such Transition Service shall be prorated, with the exception of IT Services charges which shall not be prorated but shall be reimbursed for the entire month of such termination.

                                   ARTICLE IX
                                   ASSIGNMENT

        This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that (a) no Party hereto will assign its rights or delegate any or all of its obligations under this Agreement, except to an affiliate or a successor to all or a substantial portion of the assets or the business of such Party, without the express prior written consent of either Party hereto, and (b) any assignment of the obligations of either Party hereto shall not relieve that Party of its obligations under any and all of the provisions of this Agreement.

                                    ARTICLE X
                              CONFLICT OF INTEREST

        Neither Party shall, and each shall require that its subcontractors shall not, pay any commissions, fees, or grant any rebates to any employee, officer or agent of the other Party; nor favor employees, officers or agents of the other Party with gifts or entertainment of significant cost or value; nor enter into any business arrangement with employees, officers or agents of the other Party, other than as a representative of the other Party, without written approval of such other Party.
                                   ARTICLE XI
                                  FORCE MAJEURE

        11.1 Force Majeure. No failure or omission to carry out or to observe any of the terms, provisions or conditions of this Agreement, except the failure to make payment for sums due hereunder, shall give rise to any claim by one Party against the other, or be deemed a breach of this Agreement, if the same shall have been or shall be caused by or arise out of any event of Force Majeure, which term as used herein shall include (but only to the extent that the affected Party is unable to perform due to causes and events that are beyond the reasonable control of the affected Party), but not be limited to, war, hostilities, acts of the public enemy or of belligerents, sabotage, blockage, revolution, insurrection, riot or disorder, requisitions or rationing, whether imposed by law, decree or regulations or by voluntary cooperation of industry at the insistence or request of any governmental authority or person purporting to act therefore; compliance with allocation programs, voluntary or mandatory, including reduction or cessation of production by reason of imposition by any governmental authority or person purporting to act with government authority, acts of God, fire, frost, earthquake, storm, or lightning, epidemic, quarantine, strikes or combination of workmen lockouts or other labor disturbances, explosion, accidents by fire or otherwise to pipe, storage facilities, installations, machinery, unanticipated plant outages, delays in acquiring or inability to acquire permits or licenses necessary to enable the Parties hereto to perform, lack of adequate fuel, power, raw materials, labor, containers or transportation facilities, delays or shortages caused by breakdowns, failures or unavailability of materials or equipment, breakage, mechanical breakdowns or accident to machinery; delay, breakdown, or destruction of a plant, terminal, or equipment; provided, however, that the Party so affected thereby will exercise reasonable efforts pursuant to prudent industry practice to prevent the occurrence of the Force Majeure event and to cure the event of Force Majeure as quickly as possible so that the Party so affected will be able to carry out and observe all of the terms, provisions, and conditions of this Agreement, but such Party shall not be required to settle any labor disputes giving rise to an event of Force Majeure hereunder.

        11.2 Notification of Force Majeure. If a Party hereunder is prevented from or delayed in performing any of its obligations under this Agreement by a Force Majeure event, the Party affected shall promptly notify the other in writing of the circumstances constituting the Force Majeure event, indicating the performance obligations which are thereby delayed or prevented and the length of the resulting delay expected. The Party claiming Force Majeure shall use its best efforts to reduce the losses of the other Party resulting from the Force Majeure event. The other Party may thereafter grant an extension to the time required to complete performance of the obligation hereunder.

        11.3 Substitution. In the event that Phillips is excused from supplying a Transition Service in accordance with the terms of this Section, then Company shall be free to acquire the Transition Services from any substitute source, for such period as Company deems necessary or expedient, and if so acquired, Company shall not be obligated to pay Phillips for such Transition Services during such period.

                                   ARTICLE XII
                         ALTERNATIVE DISPUTE RESOLUTION

        12.1   Negotiations.

               (a) Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Article.

               (b) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and the response shall include a statement of each Party's position and a summary of arguments supporting that position, and the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 30 days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for non-privileged and/or non-proprietary information made by one Party to the other will be honored.

               (c) All negotiations pursuant to this clause shall be considered confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

               (d) Notwithstanding the foregoing, nothing contained in this Agreement shall limit or restrict in any way the right or power of a Party at any time (i) to commence and prosecute a proceeding for a preliminary or temporary injunction or other temporary order pending mediation or arbitration under this Agreement (A) to restrain a Party from breaching this Agreement or (B) for specific enforcement of this Article, or (ii) to consult with the other Party in an attempt to negotiate a resolution of the dispute. The Parties agree that any legal remedy available to them with respect to a breach of this Article will not be adequate and that, in addition to all legal remedies, each Party is entitled to an order specifically enforcing this Article.

        12.2 Mediation. If the dispute has not been resolved by negotiation described in Section 12.1 within 45 days after the receipt of the initial notice by the other Party, the Parties shall endeavor to settle the dispute by mediation conducted in the English language under the then current Center For Public Resources' CPR Model Mediation Procedure for Business Disputes. The mediation will be conducted at a site agreed upon by the Parties. All mediation costs are to be borne equally by the Parties. Each Party shall be responsible for its own attorney's fees and costs.

        12.3 Arbitration. If a dispute or controversy shall arise between the Parties with respect to any matter covered by this Agreement that has not been resolved pursuant to either Section 12.1 or 12.2 above, any Party involved in such controversy shall have the option of submitting the matter to arbitration in the English language pursuant to the guidelines set forth below. Demand and submission to arbitration as provided in this Agreement must, unless otherwise agreed, be made in writing by the requesting Party within the later of (i) ten
(10) days after negotiations and mediation held pursuant to Sections 12.1 and
12.2 above have failed, and such notifying Party intends to submit the matter for arbitration and (ii) 60 days following the effective date of notice of the dispute or controversy. The failure to timely submit the matter to arbitration shall constitute a waiver of the Parties to submit their dispute to arbitration. If submitted to arbitration, the arbitration shall be binding on the Parties and the dispute shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. If a dispute involves an amount in controversy of $100,000 or less, there shall be one arbitrator. If a dispute involves an amount in controversy in excess of $100,000 or a request for preliminary injunction, there shall be three arbitrators. All arbitration proceedings shall be conducted in Houston, Texas.

                                  ARTICLE XIII
                       TRANSITION SERVICES REPRESENTATIVES

        The Parties shall each appoint one or more representatives (each, a "Representative") to facilitate communications and performance under this Agreement. Each Party may treat an act of the Representative of the other Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Representative had authority to so act. The initial Representatives are named in Exhibit A hereto. Each Party shall have the right at any time and from time to time to replace its Representative by giving notice in writing to the other Party setting forth the name of (i) the Representative to be replaced and (ii) the replacement, and certifying that the replacement Representative is authorized to act for the Party giving notice in all matters relating to this Agreement.

                                   ARTICLE XIV
                                  MISCELLANEOUS

        14.1 Entire Agreement. This Agreement, together with the exhibits hereto, constitutes the entire agreement of the Parties with respect to the services and arrangements described herein, and supercedes all prior contracts or agreements between the Parties solely with respect to the subject matter hereof, whether written or oral. This Agreement is not intended to confer upon any person not a party hereto (or their successors and assigns) any rights or remedies hereunder.

        14.2 Amendments. This Agreement may not be modified or amended, in whole or in part, except by a supplemental agreement signed by the Parties hereto.

        14.3 Headings; Construction. The Article and Section headings of this Agreement have been inserted only to facilitate reference and shall have no bearing on the construction and interpretation of this Agreement. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement; (d) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (e) references to money refer to legal currency of the United States of America; and (f) the word "including" means "including, without limitation."

        14.4 Counterparts. This Agreement and any amendment thereto may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        14.5 Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

        IN WITNESS WHEREOF, the Parties have set their hands by their duly authorized officials as of the date set forth above.



                                      PHILLIPS PETROLEUM COMPANY


                                      By: /s/ JOHN A. CARRIG
                                         ---------------------------------------
                                            Name: John A. Carrig
                                            Title: Vice President and Treasurer



                                      DUKE ENERGY FIELD SERVICES, LLC


                                      By: /s/ DAVID D. FREDERICK
                                         ---------------------------------------
                                            Name: David D. Frederick
                                            Title: Sr. Vice President and CFO

                       EXHIBIT A: SERVICES REPRESENTATIVES

        The Parties to this Transition Services Agreement each hereby appoint a Representative (as defined in Article XIII thereof) to facilitate communications and performance under this Agreement.

        The initial Representatives of Phillips and the Company shall be as follows:

        1. The initial Representative of Phillips shall be Jeff W. Sheets, and shall be contacted according to the procedures set forth in Article VI of this Agreement at the following address or at the following facsimile number:

               Phillips Petroleum Company
               3 A3 Phillips Building
               Bartlesville, Oklahoma  74004
               Facsimile: (918) 662-1630
               Telephone: (918) 661-9037

        2. The initial Representative of the Company shall be David D. Frederick, and shall be contacted according to the procedures set forth in
Article VI of this Agreement at the following address or at the following facsimile number:

               Duke Energy Field Services, LLC
               370 17th Street, Suite 900
               Denver, Colorado 80202
               Facsimile: 303-595-0480
               Telephone: 303-605-1614

                             EXHIBIT B: THE SERVICES

                                    ARTICLE I
                                    RESOURCES

Phillips will provide the personnel, equipment, tools, technology, and other resources necessary to perform the Transition Services as set forth and identified in Article III of this Exhibit. Phillips shall in its sole discretion hire and fire employees engaged in performing transition services hereunder, determine their levels of compensation, and otherwise marshal those resources it deems necessary or proper in order to perform services under this Agreement; provided, however, that Phillips shall not remove any particular Designated Person (as defined below) from the performance of Transition Services without prior consultation with Company.

Upon request of Company, Phillips shall provide specific personnel (each referred to as a "Designated Person") who were previously engaged in the performance of services relating to the assets and facilities acquired by Company from Phillips. Company shall reimburse Phillips for the services of each such Designated Person as indicated hereinbelow. Phillips will assign each such Designated Person to perform services relating to Company (including services that are not specifically provided for in Article III hereof) until the date (the "Service Termination Date") specified in a written notice from Company to Phillips indicating that the services of such Designated Person are no longer required by Company from and after such specified date. Phillips will be responsible for all severance benefits and other termination costs, if any, associated with the termination of any Designated Person's employment with Phillips; provided, however, that if the Service Termination Date with respect to a Designated Person occurs after the six-month period (or the nine-month period in the case of a Designated Person who is an accountant) beginning on the Closing Date (as defined in the Contribution Agreement), then Company shall reimburse Phillips for the cash severance benefits, if any, paid by Phillips to such Designated Person, but only if (1) such Designated Person receives a notice of termination of employment from Phillips within thirty (30) days after such Designated Person's Service Termination Date and such Designated Person's employment is actually terminated within sixty (60) days after receipt of such notice, and (2) such Designated Person's employment is terminated under circumstances that entitle such Designated Person to severance benefits pursuant to the terms of the Phillips Layoff Plan as in effect on December 16, 1999. The amount of any such reimbursement shall not exceed the amount of the cash severance benefit that would have been paid to such Designated Person under the terms of the Phillips Layoff Plan as in effect on December 16, 1999.

                                   ARTICLE II
                             DESCRIPTION OF SERVICES

        The Transition Services to be provided to Company by Phillips shall be those described herein and any other service agreed to in writing by the Parties from time to time, subject to modification and amendment by joint written agreement of the Parties:


                                 (a) IT SERVICES
               Phillips shall perform the computing system management, information management, and communications services specified hereinbelow (referred to collectively herein as "the Services").


        Phillips shall provide the Services as an independent contractor in accordance with the standards of care and competence of the petroleum industry and in compliance with the standards of data processing/computer industry, particularly as to complying with software licenses and restricting access to data.


(i)     IT SERVICES CONTACTS

Phillips Contact Person:            Ronald C. Maxwell

Company Contact Person:             Fred Kesinger


(ii)    SERVICE DESCRIPTIONS
IT Services include the following service types:

O  SYSTEM SUPPORT
O  OPERATION
O  BACKUP AND RECOVERY
O  CHANGE MANAGEMENT
O  CONFIGURATION MANAGEMENT
O  DASD STORAGE MANAGEMENT
O  TAPE MANAGEMENT
O  FUNCTIONS TO BE PERFORMED BY COMPANY
O  FUNCTIONS TO BE PERFORMED BY PHILLIPS

(1)     System Support

Phillips will take responsibility for management and support of systems software, including the following activities:

o  apply systems software maintenance
o  install new program products
o  provide version control and release management
o  generate system
o  provide performance tuning
o  provide operational assistance and problem resolution

(2)     Operation

o Phillips will be responsible for normal operation of the Company systems.
o The Phillips Response Center will be manned 24 hours a day, 7 days a week.
o Company will be responsible for production batch scheduling.
o If the Company usage, measured for twenty-four (24) hours daily, exceeds the above resources by more than 10% for an extended period of time, defined to be three (3) consecutive months, then the charges to Company will be increased by the incremental cost to Phillips of providing the additional resources required by Company.

(3)     Backup and Recovery

Phillips will generally maintain responsibility for backup and recovery services, including the following:

o Vault services will be provided by Phillips.
o In the event of disaster, Phillips will have responsibility for providing Company production environments, which can be restored at the fallback site within 72 hours of a disaster declaration.
o Phillips will perform disaster recovery exercises, with participation of Company personnel, on the schedule determined by Phillips Business Recovery Services.
o Full volume disk backups will be generated weekly. o Incremental backups and database image copies will be generated daily. o Tapes of latest full disk backup, daily increment, and image copies will be kept in a vault located offsite.

(4)     Change Management

o Change management will be handled by Phillips.
o Changes initiated by Phillips will be executed during the specified maintenance window, and Company will be informed accordingly.
o Changes initiated by Company may be executed at a time requested by Company, if this does not impact other Phillips production.
o Phillips will notify the Company contact person of all major changes that will impact the system availability at least one week prior to execution.

(5)     Configuration Management

o Phillips will have responsibility for the management of central processing center hardware and will maintain configuration diagrams of equipment.

(6)     DASD Storage Management

Phillips will have responsibility for management of DASD hardware, including:
o allocation of volumes
o monitoring and media failure intervention
o DASD consolidations

Company will have responsibility for:
o backup job processing at the application level
o recovery of files at the application level

(7)     Tape Management

Phillips will have responsibility for management, operation, and support of tapes, including maintenance:
o vaulting service
o monitoring and media failure intervention
o tape mounts
o physical tape library maintenance
o tape measurement system daily housekeeping
o scratch tape management

(8)     Functions to be Performed by Company

o Company applications will be run under the Phillips production systems and will be isolated by use of the appropriate security system.
o Company will handle security administration of data files only for their applications.
o All production migration/change control of Company's specific application portfolio will be performed by Company.

(9)     Functions to be Performed by Phillips

o Daily, weekly, monthly, and annual scheduled batch production jobs will continue to be managed by Phillips.
o Database administration, including physical database design, logical database design, restore and recovery, database performance tuning, etc., will continue to be performed by Phillips.

(iii)   SERVICE HOURS AND PROBLEM MANAGEMENT


(1)     Maintenance Hours
In general, the system and its applications will be available unless a planned or emergency maintenance period is in effect.

Planned maintenance will take place once a week according to the table below:

------------------------------------------------------------------------------------------
                                  Start CST              End CST               Comments
------------------------------------------------------------------------------------------
                                                                       Monthly, after
        Saturday                    21:00                 03:00      12th workday
------------------------------------------------------------------------------------------
                                                                       Weekly, except
                                                                     after 12th workday
        Saturday                    21:00                 00:00
------------------------------------------------------------------------------------------


        The times above are indicating worst case. Generally, services will be available during the planned maintenance period, or the period of the services unavailability will be shorter than what is specified above.

        Information about system impact will be communicated to Company's contact person before noon CST the previous Friday. Notification to Company needs to be given one week in advance for changes to the normal maintenance period.

(2)     Problem Management

During Company manned service hours, all Company user problems should be reported to the Company Help Desk, which will perform first level problem determination and consult with internal resources before escalation to Phillips Help Desk.

 Phillips Help Desk will maintain a log of all problems reported.

If the problem cannot be solved immediately over the telephone, Phillips will continue to work on the problem according to the problem codes and target times in the Problem Severity Table shown below.

(3)     Systems and Operations Problems

Problem Resolution
Service restoration will generally be provided according to the target times shown in the problem severity table below.

                             PROBLEM SEVERITY TABLE

------------------------------------------------------------------------------------------
                                                                              Phillips
           Code         Description            Impact      Target Time       Activity
------------------------------------------------------------------------------------------
                                                                            Phillips
                                                                          will work
                                                                          continuously
                                          Critical            1 Hour      until normal
            1            Critical         services                        situation is
                                        unavailable                       restored.
------------------------------------------------------------------------------------------
                                                                              Phillips
                                                                           will work to
                                                                          restore service
                                         Important                        during normal
                                       functions are                      working hours.
                                       unavailable or                     Work will only
                                       response times                     be interrupted
            2             Serious           are              3 Hours       by a Code 1
                                       unacceptable.                         problem.
------------------------------------------------------------------------------------------
                                                                              Phillips
                                         Application,                      will work to
                                        network, or                        restore the
                                          hardware                        service within
            3              Minor         impacted.          1 working     normal working
                                                              day             hours.
------------------------------------------------------------------------------------------
                                           Small
                                        deficiencies
                                           where
                                        improvements
            4          Insignificant     are wanted            Not           As agreed.
                                                           specified
------------------------------------------------------------------------------------------

                             (b) TREASURY SERVICES

        Phillips, as agent for Company, will provide the Treasury Management services stated below in managing the funds of Company, subject to such restrictions, conditions and limitations as may be deemed appropriate or desirable by Company, and notice of which has been given by Company to Phillips in writing signed by the Treasurer or Assistant Treasurer of Company. Phillips will:

o Maintain and operate bank accounts in the name of Company, deposit and disburse funds therefrom and reconcile such accounts;

o Make, supervise and confirm transmission of funds to Company's accounts and the disbursement of funds from such accounts to others by wire or otherwise, in such manner as to provide for the efficient and effective use of Company's cash;

o Maintain lock boxes in Company's name, and collect therefrom, as may be needed or requested;

o Purchase and/or sell and enter into agreements to purchase and/or sell foreign currencies as required or requested by Company;

o Pay for and administer existing foreign and domestic letters of credit, charging the cost thereof to Company's account(s), and submit drafts and documents and collect amounts owing Company under foreign and domestic letters of credit;

o Endorse checks, drafts and other instruments made payable to Company, and deposit the same in one or more of Company's account(s) or when that is unfeasible, one or more of Phillips' general bank accounts, commingling such funds with Phillips', only as may be necessary;

o Approve such of Company's invoices which are received by and sent to Phillips and issue either Company's check or electronic payment thereof, or when that is unfeasible, issue Phillips' check or electronic payment instruction in payment thereof and invoice Company for same; and

o Maintain and administer procurement and travel card programs utilized by Company.


        To assist in the management of its cash and to maximize the amount that may be invested, Company authorizes Phillips to maintain a "zero balance" in any of Company's bank accounts.

                    (c) PROPERTY TAX, REAL ESTATE AND CLAIMS

Services Provided:

(1)     Right of Way Activities

o Research surface title, negotiate and purchase right of way grants/easements, and secure tenant agreements for all pipeline construction projects.
o Apply for and secure permits/licenses/easements for city street, county road, state and federal highways, railroads, Oklahoma Public School Lands, Bureau of Indian Affairs, Bureau of Land Management, University of Texas, U.S. Forestry Department, U.S. Corps of Engineers, Texas Parks and Wildlife Department and any local, state or federal agency having jurisdiction over the land.
o Maintain and manage record system for lease/term easement expiration/renewal/payments to insure rights do not lapse.
o   Record documents with appropriate county.
o Prepare payments of right of way and damages for pipeline construction projects and maintenance claim settlements.
o Intercede with landowner attempting to stop pipeline construction and coordinate the securing of temporary restraining orders if required.
o Review, negotiate and prepare all documents for release of right of way requested by landowners and developers.
o Coordinate with legal all condemnation proceedings involving fee property, leases and easements.
o Review, negotiate and prepare all documents for the reimbursement of expenses for pipeline adjustment due to landowner/developer activities, local/state/federal road improvement projects, and U.S. Corps of Engineer projects. Intercede to halt all development project activities that threaten the safety of the pipeline.
o Coordinate obtaining of environmental assessments/impact statements/archaeological surveys for pipeline projects.
o Maintain and manage right of way/geographic file system to insure utilization of extensive multiple line rights and existing rights for project planning.
o   Respond to landowner inquiries concerning pipeline locations and agreements.
o Review right of way agreements, prepare assignment exhibits, and negotiate title cure cost issues involved in asset sales.
o Prepare staking and construction release letters to field operations for the construction of pipelines.
o Assist in route selection/landowner issues/cost estimations for pipeline project planning.
o Negotiate easements/leases/fee acquisition for boosters and plant locations, including title review.
o   Provide status reports on pipeline projects.

(2)     Real Estate Activities

o Maintain and manage fee property/lease file system and administer lease payment/expiration/renewal system.
o Appraise/negotiate/coordinate environmental assessment/review title for acquisition and sale of fee property.
o Secure appropriate zoning for facilities and review zoning applications that may impact existing facilities.

(3)     Claims Activities

o Investigate, negotiate, settle, prepare releases and drafts relating to line leaks, maintenance operations, livestock, environmental, noise, and personal injury claims.
o Investigate, negotiate, settle and secure collection of settlements due to damage to pipeline and company facilities.
o   Handle property damage based small claims actions resulting from operations.

(4)     Tax Activities

o Collect data, prepare renditions, negotiate values, review tax statements, make payments, secure receipts and maintain tax files for personal property and real estate.
o File valuation protests with Assessor and appear before County Board of Equalization to appeal tax valuations.
o Participate in any tax appeal filed in District Court in the capacity of record custodian and expert witness. Assist in the preparation of trial exhibits, deposition/trial preparation of witnesses, settlement conferences and trial. Assist in the preparation of appeals briefs.
o   Provide tax estimates and participate in tax reduction study teams.
o Review legislation and provide expert testimony before legislative committees on proposed Ad Valorem based legislation that impacts operations.

                                   ARTICLE III
                                CHARGES AND RATES

Phillips shall charge Company for the Transition Services provided under this Agreement in accordance with the rates set forth hereinbelow, which represents a reasonable estimate, as determined by Phillips and accepted by Company, of the amount necessary to reimburse Phillips for its fully-burdened actual costs of providing the Transition Services relating hereto ("Transition Service Charges"), incorporating that portion of the following:

                (i) the labor and benefit expense, including all wages, salaries, compensation, and remuneration paid by Phillips to employees of Phillips engaged in the provision of Transition Services hereunder together with the expense of Phillips for workman's compensation, disability benefit insurance, payroll taxes, employees' pension, welfare and fringe benefits (including various benefit plans),

                (ii) the overhead costs of the facilities of Phillips that are engaged in the provision of the Transition Services by Phillips to Company; and

                (iii) all other reasonable and necessary general and administrative and operating costs and expenses of Phillips.

Out of pocket expenses
In addition to paying the Transition Service Charges, Company shall reimburse Phillips for any out of pocket expenses and travel expenditures associated with those Transition Services charged on an hourly basis and any additional amounts reasonably expended or incurred by Phillips to satisfy any obligation under this Agreement which has been previously approved in writing by Company. In no event shall Company pay directly any salaries, wages, withholding, benefits, severance payments or any other compensation or payments to employees of Phillips.

Rates for specific Transition Services are set forth in the Attached Addendum.